Exhibit 10.5

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is entered into by and between Ardell D. “Bud” Albers (subsequently referred to as “Albers”), and Getty Images, Inc. (subsequently referred to as the “Company”), effective January 28, 2003 (“Effective Date”).

Both parties to this Agreement wish to set forth the terms and conditions of Albers’s termination of employment with the Company. In exchange for the consideration outlined in this Agreement, the Company and Albers agree as follows:

1.	Employment/Final Pay. Albers’ employment with the Company will be discontinued as of March 31, 2003 (“date of termination”). The Company agrees to pay Albers his normal salary through date of termination, less all required or agreed upon withholding. This Agreement replaces and cancels any existing Employment Agreement between the parties, and fully compensates Albers for any benefits and compensation owed or described in any Employment Agreement.

2.	Consideration. As consideration and in exchange for signing this Agreement, the Company will provide Albers with the payment and other consideration provided on Schedule A to this Agreement. Albers acknowledges that no other consideration will be due other than as provided by this Agreement, including Schedule A hereto.

3.	Retirement Plan. Albers may receive whatever accrued and vested benefits he is entitled to receive under the terms of the Getty Images, Inc. 401(k) Profit Sharing Plan, according to the terms of that Plan. Any contributions to be made to this Plan on behalf of Albers for the consideration set forth in Schedule A hereto shall be as described therein.

4.	Medical/Dental/Vision Insurance/COBRA. Albers shall have the right to purchase group medical/dental/vision continuation coverage through the Company pursuant to his rights under COBRA statute and regulations. Under the COBRA statute and regulations, the medical, dental and vision insurance coverage available to Albers and his family will be the same as is currently available to him and his family under the Company’s plans. Payment for such coverage shall be as set forth in Schedule A.

5.	Other Group Insurance.

5.1.	Group life and long-term disability insurance. Albers shall have the right to convert his basic group life insurance coverage to an individual policy under the terms and conditions of the Company’s plans. Albers acknowledges that the basic group long-term disability insurance coverage provided by the Company is not portable and will terminate on the date of termination. Payment for continued coverage under the basic group life insurance plan, if any, shall be as set forth in Schedule A.

5.2.	Supplemental life insurance policy (flexible premium variable life insurance through Security Life of Denver). With regards to the supplemental life insurance policy covering Albers taken out by the Company through Security Life of Denver, the

Company will work with Albers to transfer ownership of the policy from the Company to Albers. Payment for continued coverage under the supplemental life insurance plan, if any, shall be as set forth in Schedule A.

5.3.	Supplemental disability insurance policy (through the Principal Financial Group). With regards to the supplemental disability insurance policy taken out by the Company through the Principal Financial Group, the Company will work with Albers to transfer ownership of the policy from the Company to Albers. Payment for continued coverage under the supplemental disability life insurance plan, if any, shall be as set forth in Schedule A.

6.	Confidentiality. Albers acknowledges and reaffirms his obligation of confidentiality in the Confidentiality and Non-disclosure Agreement between Albers and the Company, and as described in the Company’s Employee Resource Guide. Albers further agrees that he will keep the terms, amount and fact of this Agreement completely confidential and that he will not disclose any information concerning this Agreement, unless compelled to do so by law, to any person other than his attorneys, accountants, tax advisors or immediate family members, whom Albers shall require to keep the terms, amount and fact of this Agreement completely confidential.

7.	Availability. Although no longer employed by the Company, for a reasonable period of time following the date of termination Albers will make himself reasonably available, upon request, to provide information or answer questions regarding matters he handled or was familiar with during his employment.

8.	Company Property. Prior to the date of termination, Albers shall return to the Company all of its property in his possession, specifically including all keys, passwords, security cards to Company’s buildings or property, all Company-owned equipment, all Company documents and papers, and all copies thereof, whether in hard copy or other form, including but not limited to any trade secrets or other confidential Company information; provided, however, that Albers shall be allowed to keep such Company-owned property as set forth in Schedule A.

9.	General Release. In exchange for the benefits and consideration outlined in this Agreement, including Schedule A, which are in addition to the benefits Albers is otherwise entitled to receive, Albers and his successors and assigns forever release and discharge the Company, the Company’s parent, subsidiary, or related entities, the Company-sponsored employee benefit plans in which Albers participates, and the Company’s respective officers, directors, shareholders, trustees, agents, elected officials, employees, employees’ spouses and all of their successors and assigns (collectively, “Releasees”) from any and all claims, actions, causes of action, rights or damages, including costs and attorneys fees (collectively “Claims”), which Albers may have on behalf of himself or his heirs, known, unknown, or later discovered, which arose prior to the date Albers signs this Agreement, or subsequent to signing but related in any way to his employment or this Agreement.

9.1.	This General Release includes, but is not limited to, any Claims under any local, state, or federal laws, including without limitation, the Civil Rights Acts, the Americans with

Disabilities Act, the Age Discrimination in Employment Act, the Washington State Law Against Discrimination, the California Fair Employment and Housing Act, the California Labor Code, or the New York State Executive Law § 290 et seq., the Human Rights Law of the City of New York, the Employee Retirement Income Security Act; the Fair Labor Standards Act, the Washington State Minimum Wage Act; the Washington State Industrial Welfare Act, the National Labor Relations Act, any other Texas, Illinois, Washington, California, or New York state tort, contract, wage & hour, discrimination, public policy, compensation, or other Claims related to employment or presence at the Company in any manner, or Claims alleging any legal restriction on the Company’s right to terminate its employees, any personal injury Claims, including without limitation, wrongful discharge, defamation, invasion of privacy, retaliation, tortious interference with business expectancy, infliction of emotional distress, or any claims alleging breach of express or implied employment contract.

9.2.	Albers represents that he has not filed any Claim, complaint or report against the Company or its Releasees, and that he will not do so at any time in the future concerning Claims released in this Agreement or issues addressed in this Agreement; provided, however, that this will not limit Albers from filing a Claim to enforce the terms of this Agreement.

10.	Voluntary Agreement. Albers understands and acknowledges the significance and consequences of this Agreement. Albers acknowledges that it is voluntary and that Albers has not signed it as a result of any coercion.

11.	Non-Disparagement. Albers agrees that in partial consideration for the benefits provided in this Agreement, he shall not make any derogatory, negative, critical or disparaging remarks of any nature whatsoever at any time, publicly or privately, regarding the Company or any of its past or present employees, officers or directors. The Company in turn agrees that in partial consideration for Albers’s execution of this Agreement, its officers, directors and employees within its control shall not make any derogatory, negative, critical or disparaging remarks of any nature whatsoever at any time, publicly or privately, regarding Albers.

12.	Notice of Rights. Albers acknowledges he has been encouraged to review this Agreement with his attorney before signing it.

13.	Entire Agreement. This Agreement contains the entire understanding between the Company and Albers regarding his separation of employment. This Agreement may not be modified except through another written agreement signed by Albers and by the Senior Vice President and General Counsel of the Company.

14.	Treatment of Invalidated Provisions. If any of the provisions of this Agreement are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable.

15.	Nonadmission of Liability. This Agreement shall not be construed as an admission of wrongdoing by either party.

16.	Applicable Law. This Agreement is made and shall be construed and performed under the laws of the State of Washington. Any and all disputes arising from this Agreement or its enforcement shall be submitted to binding arbitration, pursuant to the rules of the American Arbitration Association (“AAA”) in effect as of the date such arbitration is sought, utilizing a single arbitrator, selected through the typical arbitrator selection process recommended by the AAA. Any arbitration arising from this Agreement, its enforcement, or otherwise related to Albers’s employment with the Company shall be held in King County, Washington.

GETTY IMAGES, INC.			Ardell D. Albers

By	/s/ JONATHAN D. KLEIN

Its	CEO		/s/ ARDELL D. ALBERS

Date	1/29/03	Date	1/30/03

Schedule A

In consideration for the provisions and obligations outlined in the Separation Agreement and General Release effective January 28, 2003, (the “Agreement”) between Ardell D. “Bud” Albers and Getty Images, Inc. (the “Company”), the following consideration shall be provided to Albers:

1.	Salary. During the first week of April 2003, the Company will pay Albers $275,000, minus applicable withholdings and taxes, representing 12-months’ salary.

2.	2002 Bonus. During the first week of April 2003, the Company will pay Albers $110,000, less normal or agreed upon withholding, representing his 2002 bonus.

3.	2003 Bonus. During the first week of April 2003, the Company will pay Albers $27,500, less normal or agreed upon withholding, representing his pro-rated 2003 bonus.

4.	Supplemental Bonus. Within 3 business days following the Effective Date of the Agreement, the Company will pay Albers $50,000, less normal or agreed upon withholding.

5.	Medical/Dental/Vision Insurance/COBRA. The Company will pay Albers’s COBRA premium through September 2004, unless Albers secures substitute coverage prior to that date, in which instance he shall notify the Company promptly and such coverage shall cease.

6.	Other Group Insurance.

6.1.	Basic group life insurance. If Albers elects to convert the basic group life insurance policy provided by the Company to a personal whole life policy, the Company will pay the premiums for that policy for up to eighteen months following the date of termination (i.e., through September 31, 2004).

6.2.	Supplemental life insurance policy (flexible premium variable life insurance through Security Life of Denver). Albers and the Company acknowledge that the Company has paid the premium on the supplemental life insurance policy through December 31, 2003, and that Albers will not be required to reimburse the Company for any portion of that premium. Although this policy will belong to Albers, if Albers retains ownership of this policy the Company will reimburse Albers for the approximate annual premium of $2,520 for the policy for coverage for the period of January 1, 2004, through December 31, 2004.

6.3.	Supplemental disability insurance policy (through the Principal Financial Group). Albers and the Company acknowledge that the Company has paid the premium on the supplemental disability insurance policy through December 31, 2003, and that Albers will not be required to reimburse the Company for any portion of that premium. Although this policy will belong to Albers, if Albers retains ownership of this policy the Company will reimburse Albers for the approximate annual premium of $4,180 for the policy for coverage for the period of January 1, 2004, through December 31, 2004.

7.	Stock Options. Albers’ stock options will vest and expire in their normal course as provided by the Plan and the terms of the agreements governing each stock option award; provided, however, that Albers will have until the market close (i.e., 4pm New York City time) on March 31, 2005, to exercise the following stock option grant:

Date Of Grant	Number Of Options Granted	Number Vested as of Mar. 31, 2003	Number with Accelerated Vesting	Number to be Forfeited	Exercise Price
Aug. 28, 2000	25,000	16,146	8,854	0	$40.41

8.	Email and Telephone Access. The Company will allow Albers to retain his Company email address and have access to the Company’s email system through the date his employment terminates on March 31, 2003. Through July 31, 2003, the Company will allow Albers to retain his Company phone number (206-925-6007) and to access voice messages left for him at this number. Albers will not make any long distance calls using this phone line except in the course of performing his duties for the Company.

9.	Cell Phone and PC. Albers may keep the laptop and docking station provided to him by the Company, provided that Albers allows the Company to remove all existing programs that are currently under license to the Company and the Company-owned information and data on the laptop. Albers may keep the cell phone provided to him by the Company, provided that Albers will be responsible for all charges for such cell phone after his employment terminates on March 31, 2003.

10.	Access to Executive Assistant. The Company will allow Albers to use the services of his executive assistant, Sandra Jones, for a period ending no later than April 30, 2003.

End of Schedule A